Exhibit 11


            American Home Products Corporation and Subsidiaries
                     Computation of Per Share Earnings
                  (In thousands except per share amounts)


                                                                  Year Ended
                                                                 December 31,
                                                                     1995
                                                                 ------------

1.  Net income ................................................... $1,680,418

2.  Reported earnings per share:

     a. Average number of shares outstanding during the year .....    309,516
     b. Shares issuable upon the conversion of preferred stock ...        319
                                                                    ---------
     c. Shares for reported earnings per share calculation (2a+2b)    309,835
                                                                    =========
     d. Reported earnings per share(1/2c).........................      $5.42
                                                                    =========

3.  Primary earnings per share:

     a. Average number of shares outstanding during the year......    309,516
     b. Shares issuable upon the conversion of preferred stock....        319
     c. Shares deemed outstanding from the assumed exercise of
        stock options reduced by the number of shares purchased
        with the proceeds (determined using average market price
        during the year) .........................................      2,884
     d. Deferred contingent common stock awards ..................        337
                                                                     --------
     e. Shares for primary earnings per share calculation
        (3a+3b+3c+3d) ............................................    313,056
                                                                    =========
     f. Primary earnings per share (1/3e) ........................      $5.37
                                                                    =========

4.  Fully diluted earnings per share:

     a. Average number of shares outstanding during the year......    309,516
     b. Shares issuable upon conversion of preferred stock .......        319
     c. Shares deemed outstanding from the assumed exercise
        of stock options reduced by the number of shares
        purchased with the proceeds (determined using market
        price at year-end) .......................................      6,316
     d. Deferred contingent common stock awards ..................        337
                                                                    ---------
     e. Shares for fully diluted earnings per share calculation
        (4a+4b+4c+4d) ............................................    316,488
                                                                    =========
     f. Fully diluted earnings per share (1/4e) ..................      $5.31
                                                                    =========